U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                   FORM 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS
                             Under Section 12(g) of
                       The Securities Exchange Act of 1934

                                BIDHIT.COM, INC.
                 (Name of Small Business Issuer in its charter)

                    Nevada                                      91-1973193
        (State or other jurisdiction of                      (I.R.S. Employer
        Incorporation of organization)                      Identification No.)

                   Suite 204
           18702 North Creek Parkway
              Bothell, Washington                                  98011
   (Address of principal executive offices)                     (Zip code)

                                  (425)424-3660
                           (Issuer's telephone number)

        Securities to be registered pursuant to Section 12(b) of the Act:
                                      None

        Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Shares
                                (Title of Class)

                                TABLE OF CONTENTS

ITEM 1 - DESCRIPTION OF BUSINESS..........................................................................3
ITEM 2 - DESCRIPTION OF PROPERTY..........................................................................4
ITEM 3 - LEGAL PROCEEDINGS................................................................................4
ITEM 4 - MARKET FOR COMMON EQUITY AND RELATED STOCHOLDER MATTERS..........................................4
ITEM 5 - DESCRIPTION OF SECURITIES........................................................................5
ITEM 6 - MANAGEMENT'S PLAN OF OPERATION...................................................................6
ITEM 7 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS....................................................6
ITEM 8 - DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................6
ITEM 9 - EXECUTIVE COMPENSATION...........................................................................9
ITEM 10 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................10
ITEM 11 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................................10
ITEM 12 - FINANCIAL STATEMENTS...........................................................................11
ITEM 13 - EXHIBITS.......................................................................................11

ITEM 1 - DESCRIPTION OF BUSINESS

The Issuer was incorporated under the laws of the State of Nevada on October 13, 1995 under the name "Painted Desert Farms, Inc.". The Issuer changed its name to "Third Millennium Software Corp." on January 5, 1998, and then to "BidHit.com, Inc." on May 7, 1999. The Issuer has not been involved in any bankruptcy, receivership or similar proceedings. There has been no material reclassification, merger, consolidation or purchase or sale of significant assets not in the ordinary course of the Issuer's business.

The Issuer is an internet service provider which has developed an interactive online auction house business. Through the Issuer's web site located at www.BidHit.com, the Issuer operates a live Internet auction which retails computers and consumer electronics.

There is no requirement for any government approval of the Issuer's principal products or services. There are no existing or probable governmental regulations which will have a material affect on the current business of the Issuer.

The Issuer specializes in providing leading business-to-business and business-to-consumer auction services for brand name consumer electronics and computer products, and has recently expanded its offerings to include sports memorabilia.

Presently, the Issuer offers close to 1,000 products for sale each week, during two auction periods. The Issuer derives commission revenue from its pre-qualified vendors based on completed product sales. At the close of each auction, each pre-qualified vendor is forwarded their respective order information, and the items are drop-shipped directly to the customer. The Issuer holds no inventory and assumes no liability for the items offered for auction.

Although the Issuer has several new services in the design process, none have been publicly announced to date.

Industry research makes it clear that there is considerable upside potential in the Online Auction business. However, the quality of service and the number of providers in the Online Auction industry constantly fluctuate. The Issuer's research indicates that many online auction customers find it difficult to obtain reliable and authoritative product and category information and that they are often disappointed with the nature and quality of the product and the reliability of the vendor. The Issuer is focusing on meeting these consumer needs to develop a strong return-customer base. The Issuer's commitment to enable its members to make smart and informed decisions will keep them coming back to the Issuer.

The Issuer's competitive edge will be in building its online community and in attracting and retaining its customers with the industry's most highly focused and effective consumer education and customer service programs. The Issuer is also offering an unparalleled commitment to a vendor and product validation process to ensure that its products and services adhere to rigid quality standards. The Issuer is combining this strategy with cutting-edge database reporting and tracking capabilities, consistent with its privacy and permission marketing policies, to institute a smart and innovative database-driven relational marketing program to serve the needs and interests of its community.

There are a number of well-known and well-financed companies in the online auction industry. However, the Issuer believes that by focusing on providing services of real benefit and interest to its customers, the Issuer can create and sustain a significant and growing market niche within the burgeoning online electronic commerce industry.

The Issuer is not a manufacturer and does not deal with any raw materials. The suppliers of goods listed for auction include Mirage Monitors of California, Telecom Corporation of Chicago, Liage International of New York, Leasure Time Industries of Florida, and Purplus Soft of California. As an Internet sales company with a broad customer base, the Issuer does not have a dependence on one customer.

The Issuer has no patents or trademarks in place or pending at this time. The Issuer has no franchises and does not have any royalty agreements in place. Both Tim Black, President and Jeff Mendenhall, Vice-President of the Issuer, are under 2 year employment contracts. Also see item 9 "Executive Compensation".

The Issuer does not require government approval for any of its products or services. There are no government regulations being imposed or considered for the online auction industry. The Issuer is compliant with all government regulations to date.

The Issuer has spent approximately 120 hours over the past two years on research and development. None of the costs of this R & D was borne directly by the Issuer's customers.

There are no federal, state or local environmental laws with which the Issuer is not in compliance.

The Issuer has 4 full-time employees and no part-time employees.

The Issuer owns no real property.

ITEM 2 - DESCRIPTION OF PROPERTY

The Issuer leases approximately 1900 square feet of commercial space at 18702 North Creek Parkway, Bothell, Washington, 98011 which serves as the Issuer's principal operations office. The Issuer's President, Mr. Tim Black and Vice-President, Mr. Jeff Mendenhall service the Issuer's web site, administration and accounting from this location.

The Issuer is not engaged in real estate activities.

ITEM 3 - LEGAL PROCEEDINGS

The Issuer is not a party to any pending or threatened legal proceedings.

ITEM 4 - MARKET FOR COMMON EQUITY AND RELATED STOCHOLDER MATTERS

(A)      MARKET INFORMATION

The Issuer's shares have been quoted on the NASD OTC Bulletin Board since May 13, 1999 under the symbol "BHIT". The Issuer's shares were previously quoted under the symbol "TMSW"


QUARTER PERIOD                        HIGH BID              LOW BID         SOURCE
--------------                        --------              -------         ------
October, 1997                           21 1/4                8-1/8         Bloomberg
to December, 1997

January, 1998                            10                  2-7/16         Bloomberg
to March, 1998

April, 1998                        Not Available         Not Available      Not Available
to June, 1998

July, 1998                               1 1/4                 1 1/4        Not Available
to September, 1998

October, 1998                            1 1/4                   5/8        Not Available
to December, 1998

January, 1999                      Not Available         Not Available      Not Available
to March, 1999

April, 1999                             6.50                  4.00          PC Quote
to June, 1999

July, 1999                              6.50                  2.75          PC Quote
to September, 1999

Quotations for the Issuer's common shares reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

(B)     STOCKHOLDERS

The Issuer has approximately 42 holders of common shares.

No dividends have been declared on the Issuer's common shares. There are no restrictions that limit the ability to pay dividends on the Issuer's common shares.

ITEM 5 - DESCRIPTION OF SECURITIES

The Issuer's authorized capital stock consists of 50,000,000 shares of Common stock, par value $0.001 per share. There are 10,788,750 shares of Common stock issued and outstanding as of the date of this filing.

Common Stock

All shares of Common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of Common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of Common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common stock will not be able to elect any director. In the event of liquidation of the Issuer, each shareholder is entitled to receive a proportionate share of the Issuer's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of the Issuer's Common stock issued and outstanding are fully paid and non-assessable. Holders of the Common stock are entitled to share pro rata in dividends and distributions with respect to the Common stock, as may be declared by the Board of Directors out of funds legally available.

The Issuer has not offered any debt securities.

The Issuer has not registered any securities.

ITEM 6 - MANAGEMENT'S PLAN OF OPERATION

The Issuer's plan of operation for the next twelve months is as follows:

(i) At its current and 12 month projected rate of expenditure, the Issuer can satisfy all of its cash requirements and does not anticipate raising additional funds during the period.

(ii) The Issuer plans no product research and development over the course of the next 12 months.

iii) The Issuer does not expect to purchase any operation or sell any of its current operation for the term of the plan.

(iv) The Issuer plans to add employees only as needed and projects growth of 8 full-time employees in the next 12 months.

ITEM 7 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On April 30, 1999, the Issuer's former auditor, Barry L. Friedman, was asked to resign to permit the appointment of Davidson & Company as auditors.

Mr. Friedman's report on the financial statements of the Issuer for both of the past two fiscal years contained no adverse opinion or disclaimer of opinion nor was it modified as to uncertainty, audit scope or accounting principles.

The decision to change accountants of the Issuer was recommended and approved by the Issuer's board of directors.

There were no disagreements with Mr. Friedman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

ITEM 8 - DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and officers of the Issuer are as follows:

NAME                            AGE                 POSITION
----                            ---                 --------

Tim Black                       31                  President, Secretary and Director
Jeff Mendenhall                 27                  Vice-President and Director
Alan Gerson                     53                  Director

The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining directors. Officers of the Issuer serve at the will of the Board of Directors. There are no family relationships between any executive officer or director of the Issuer.

Mr. Tim Black, Mr. Jeff Mendenhall and Mr. Alan Gerson are the directors of the Issuer. Messrs. Black, Mendenhall and Gerson have been directors of the Issuer since May 28, 1999. Mr. Tim Black holds offices of president, secretary and treasurer.

Messrs. Black, Mendenhall and Gerson hold no other directorships in any other reporting companies. The following are descriptions of Messrs. Black, Mendenhall and Gerson's business experience for the past five years.

TIM BLACK

Timothy J. Black founded Interactive Auction Online (IAO) in February of 1997. Prior to forming IAO, Mr. Black headed the Materials department of Midisoft Corporation (OTCBB:MIDI) located in Issaquah, Washington. While with Midisoft, Mr. Black's team was responsible for the procurement, planning, scheduling and implementation of the entire Midisoft software and hardware product base. Before joining Midisoft, he was a Senior Purchasing Agent for software giant Attachmate Corporation, located in Bellevue, Washington.

Since the formation of IAO, Mr. Black has been responsible for the development, planning and execution of all major aspects of the business, including supplier negotiation, product planning and development, Internet marketing, and strategic alliance positioning. In May of 1999, IAO changed its name to BidHit.com (http://www.Bidhit.com). BidHit.com is now publicly traded (OTC BB: BHIT), and has set forth a marketing campaign and expansion plan to become one of the market share leaders in the online auction industry. Mr. Black has stayed on as President and CEO, and is overseeing the operations and further growth of the company.

Mr. Black has over 10 years experience in the high tech field, including over two years in Internet retail auction sales with IAO. In addition, his career has included extensive working knowledge of computer systems, hardware, software and consumer electronics. He is a Certified Purchasing Manager (CPM) and has held a membership with the National Association of Purchasing Management (NAPM).

JEFF MENDENHALL

Jeffrey Mendenhall has an extensive career in the Information Technology field, starting with US West Corporation. As an Information Technology Learning Systems Coordinator at US West, he supported a 25 employee team of Software Training Brokers. In 1995, Mr. Mendenhall continued his career at Microsoft's global headquarters in Redmond, Washington. Starting in Microsoft's Internet Technology Group as a Network Engineer, Mr. Mendenhall advanced to a lead position in Microsoft's worldwide data center. He was responsible for training and leading a team of System Engineers, while supporting, testing, consulting and documenting Microsoft's Intranet software and database client/server hardware standards.

Subsequently, Mr. Mendenhall consulted for two years as an industry certified Computer Systems Engineer in Microsoft's Personal Business Systems Training group. He was solely responsible for six state-of-the-art-training labs, while testing and auditing of all Microsoft's MOC Courseware before final release. Mr. Mendenhall continued to consult to Microsoft on new technologies and train key employees on the internal infrastructures and new business practices of the company until joining BidHit.

Mr. Mendenhall joined BidHit.com in June of 1999 as Vice President and Director of Vendor Relations. Bringing his vast knowledge and technical expertise, Mr. Mendenhall is responsible for strengthening the strategic alliances BidHit.com has in place, as well as forging new partnerships and creating new revenue models to help propel BidHit.com into an industry leader.

ALAN GERSON

Alan Gerson has had a long and prestigious career in broadcast television, interactive cable, Internet advertising and direct marketing, and Internet services. Trained as a communications attorney, he spent almost nineteen years at NCB, where he was responsible for Program Standards and Broadcast Administration, as well as for interactive programming and promotions He left NBC to become the Executive Vice-President of the Home Shopping network, Inc., and President of its Diversified Marketing and Media Services Division. After leaving HSN in 1994, he formed Gerson and Associates, a private consulting business specializing in transactional television and interactive marketing. In 1995 he joined Ticketmaster, Inc., one of his consulting clients, as Senior Vice President, Television and Business Development. In 1996, Gerson made the move to the Internet business full time as President, Marketing Products Group for SOFTBANK Interactive Marketing, where he designed the SOFTBANK Advertising Network and Internet-based direct marketing programs. After leaving SOFTBANK in 1997, Gerson served as President and CEO of WorldSite Networks, Inc., an Internet business solutions provider in Beverly Hills, California, under an executive consulting arrangement.

Gerson is currently the president of, and a principal in, Interactive Marketing, Inc. IMI is a leading interactive promotional marketing and consulting firm serving interactive and broadband media clients. IMI offers strategic and tactical consulting services in a variety of areas including marketing and promotions, electronic commerce, Internet advertising and Internet and broadband business development strategies.

Gerson is a recognized expert in electronic commerce and interactive marketing and has been a frequent speaker and panellist at Industry seminars and
convocations.   He  has  consulted  for  some
of the world's leading media, interactive marketing and electronic commerce companies, including Apple Computer, Pro Seiben Television GmbH, Transactional Media Inc., Ticketmaster Corp., EDS, the Times Mirror Company, Home Order Television (Germany's first 24 hour a day Home Shopping Network), and Redgate Communications, Inc.

Interactive Marketing Inc., Mr. Gerson's company, provides strategic marketing consulting services to BidHit under a long-term agreement.

SIGNIFICANT EMPLOYEES

The Issuer has four full time employees. Mr. Tim Black is President, Mr. Jeff Mendenhall is Vice President, Ms. Sheryl Dwyer is the Accounting Coordinator and Ms. Jennica Watson is the Administrative Assistant for the Issuer. All of Mr. Black, Mr. Mendenhall, Ms. Dwyer and Ms. Watson work for the Issuer on a full time basis

There are no family relationships among the directors, executive officers or persons nominated or chosen by the Issuer to become directors or executive officers.

No bankruptcy petition has been filed by or against any business of which Tim Black, Jeff Mendenhall and Alan Gerson were general partners or executive officers either at the time of the bankruptcy or within two years prior to that time.

Tim Black, Jeff Mendenhall and Alan Gerson have never been convicted in a criminal proceeding and are not subject to a pending criminal proceeding.

Tim Black, Jeff Mendenhall and Alan Gerson have never been subject to any order, judgement, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities.

Tim Black, Jeff Mendenhall and Alan Gerson have never been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

ITEM 9 - EXECUTIVE COMPENSATION


                           Summary Compensation Table

                        Annual Compensation                                           Awards

(a)                     (b)          (c)             (d)           (e)                (f)              (g)

Name and                Year         Salary ($)      Bonus ($)     Other Annual       Restricted       SARs
Position                                                           Compensation       Stock Awards
----------------------- ------------ --------------- ------------- ------------------ ---------------- --------------

Timothy Black           1999            $48,000             $0               $0                (1)       $0
President/CEO

Jeff Mendenhall         1999            $48,000         $5,000               $0                (2)       $0
Vice-President


(1) Mr. Tim Black and Mr. Jeff Mendenhall are parties to Employment and Services Agreements dated May 20, 1999 (the "Agreements"). The terms of the Agreements with respect to stock options are identical for Messrs. Black and Mendenhall. Messrs. Black and Mendenhall each have options to acquire 277,875 common shares of the Company at $4.00 per share with 25% of the total options vesting at the end of the third, sixth, ninth and twelfth months of the first year of the Agreements.

(2) Under Mr. Jeff Mendenhall's employment and services agreement dated May 20, 1999, Mr. Mendenhall will receive 400,000 common shares of the Issuer from treasury at the rate of 100,000 shares at the end of the third, sixth, ninth and twelfth months of the term of the employment and services agreement as additional consideration for Mr. Mendenhall's services.

ITEM 10 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(A)      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (5% AND OVER)

     (1)                           (2)                          (3)                  (4)
TITLE OF CLASS       NAME AND ADDRESS OF BENEFICIAL         AMOUNT AND             PERCENT
                                  OWNER                      NATURE OF             OF CLASS
                                                            BENEFICIAL
                                                               OWNER
---------------      -------------------------------      ----------------         --------
Common Shares           Tim Black                             926,250                8.58%
                        Suite 204
                        18702 North Creek Parkway
                        Bothell, Washington   98011

(B)      SECURITY OWNERSHIP OF MANAGEMENT

       (1)                         (2)                          (3)                    (4)
  TITLE OF CLASS           NAME AND ADDRESS OF          AMOUNT AND NATURE OF         PERCENT
                             BENEFICIAL OWNER             BENEFICIAL OWNER          OF CLASS
----------------             ----------------             ----------------          --------
Common Shares           Tim Black                             926,250                8.58%
                        Suite 204
                        18702 North Creek Parkway
                        Bothell, Washington   98011

Common Shares           Jeff Mendenhall                       Nil                    N/A
                        12221 - 100th Avenue NE
                        Kirkland   WA  98034

Common Shares           Alan Gerson                           Nil                    N/A
                        Suite 360
                        225 South Sepulveda Blvd.
                        Manhattan Beach  CA  90266

There are no arrangements in place which may result in a change of control of the Issuer.

Mr. Tim Black and Mr. Jeff Mendenhall are parties to Employment and Services Agreements dated May 20, 1999 (the "Agreements"). The terms of the Agreements with respect to stock options are identical for Messrs. Black and Mendenhall. Messrs. Black and Mendenhall each have options to acquire 277,875 common shares of the Company at $4.00 per share with 25% of the total options vesting at the end of the third, sixth, ninth and twelfth months of the first year of the Agreements.

ITEM 11 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under share exchange agreement dated May 19, 1999, Mr. Tim Black, President and Director of the Issuer sold 100% of his interest in BidHit.com, Inc. (Washington) to the Issuer in exchange for 926,250 common shares of the Issuer and $300,000 in cash. The Issuer's wholly owned subsidiary, BidHit.com, Inc. (Washington), owns 100% of the assets and liabilities of Interactive Auction Online, a sole proprietorship, which developed the online auction business currently operated by the Issuer.

Mr. Tim Black is the promoter of the Issuer. During the past five years, Mr. Tim Black has received only the common shares of the Issuer and cash described in the paragraph above above.

ITEM 12 - FINANCIAL STATEMENTS

The Issuer's financial statements are attached as Schedule "A".

ITEM 13 - EXHIBITS

Index of Exhibits

1. Share Exchange Agreement dated May 19, 1999 among BidHit.com, Inc. (Washington), Bidhit.com, Inc. (Nevada) and Tim Black.

2.   Articles of Incorporation.

3.   Bylaws.

4.   Employment contracts for Tim Black and Jeff Mendenhall.

5.1  Consent of the Issuer's auditors, Davidson & Company.

5.2  Consent of the Issuer's auditors, Barry L. Freidman, P.C.

6.   Subsidiaries of the registrant.

7.   Financial data schedule.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated October 15, 1999

REGISTRANT

BidHit.com, Inc.

Per:     /s/ Tim Black, Director and President
         -----------------------------------------

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)


                              FINANCIAL STATEMENTS


                                December 31, 1998
                                December 31, 1997
                                December 31, 1996

                                TABLE OF CONTENTS
                                -----------------

                                                                                           PAGE #
                                                                                           ------

INDEPENDENT AUDITORS REPORT                                                                 1

ASSETS                                                                                      2

LIABILITIES AND STOCKHOLDERS' EQUITY                                                        3

STATEMENT OF OPERATIONS                                                                     4

STATEMENT OF STOCKHOLDERS' EQUITY                                                           5

STATEMENT OF CASH FLOWS                                                                     6

NOTES TO FINANCIAL STATEMENTS                                                            7-13


                          INDEPENDENT AUDITORS' REPORT

Board of Directors                                            September 30, 1999
Third Millennium Software Corp.
Las Vegas, Nevada

         I have audited the accompanying Balance Sheets of Third Millennium Software Corp. (Formerly Painted Desert Farms, Inc.), (A Development Stage Company), as of December 31, 1998, December 31, 1997, and December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1998, December 31, 1997, and December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Third Millennium Software Corp. (Formerly Painted Desert Farms, Inc.), (A Development Stage Company), as of December 31, 1998, December 31, 1997, and December 31, 1996, and the results of its operations and cash flows for the three years ended December 31, 1998, December 31, 1997, and December 31, 1996, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #5 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is described in Note #5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Barry L. Friedman
Certified Public Accountant
1582 Tulita Drive
Las Vegas, NV 89123
(702) 361-8414

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                                  BALANCE SHEET

                                     ASSETS

                                                        December          December         December
                                                        31, 1998          31, 1997         31, 1996
                                                        --------          --------         --------

CURRENT ASSETS

     Cash                                           $              0   $             0  $          3,924
     Note Receivable (Note #4)                                70,000            70,000                 0
                                                    ----------------   ---------------  ----------------

     TOTAL CURRENT ASSETS                           $         70,000   $        70,000  $          3,924
                                                    ----------------   ---------------  ----------------

FIXED ASSETS

     Horse Trailer                                  $              0   $             0  $          2,675
     Horses                                                        0                 0            70,500
     Less: Depreciation                                            0                 0            -8,226
                                                    ----------------   ---------------  ----------------

     TOTAL FIXED ASSETS                             $              0   $             0  $         64,949
                                                    ----------------   ---------------  ----------------

OTHER ASSETS

     Prepaid Expenses                               $              0   $             0  $             19
                                                    ----------------   ---------------  ----------------

     TOTAL OTHER ASSETS                             $              0   $             0  $             19
                                                    ----------------   ---------------  ----------------


TOTAL ASSETS                                        $         70,000   $        70,000  $         68,892
                                                    ----------------   ---------------  ----------------





            The accompanying footnotes are an integral part of these
                              financial statements

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                                  BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                        December          December         December
                                                        31, 1998          31, 1997         31, 1996
                                                        --------          --------         --------

CURRENT LIABILITIES

     Officer's Advances (Note #6)                  $              0    $             0  $         35,378
     Notes Payable (Note #5)                                 70,000             70,000               352
                                                   ----------------    ---------------  ----------------

     TOTAL CURRENT LIABILITIES                     $         70,000    $        70,000  $         35,730
                                                   ----------------    ---------------  ----------------

STOCKHOLDERS' EQUITY (Note #1)

     Common stock Par value $0.001
     Authorized 50,000,000 shares
     Issued and outstanding at

     December 31, 1996 -
     203,750 shares                                                                     $            204

     December 31, 1997 -
     2,500,000 shares                                                  $         2,500

     December 31, 1998 -
     2,500,000 shares                              $          2,500

     Additional Paid-In Capital                              25,500             25,500            69,296

     Defecit Accumulated During

     The Development Stage                                  -28,000            -28,000           -36,338

TOTAL STOCKHOLDERS' EQUITY                         $              0    $             0  $         33,162
                                                   ----------------    ---------------  ----------------

TOTAL LIABILITIES AND

STOCKHOLDERS' EQUITY                               $         70,000    $        70,000  $         68,892
                                                   ----------------    ---------------  ----------------



            The accompanying footnotes are an integral part of these
                              financial statements

                         THIRD MILLENNIUM SOFTWARE CORP.
                       (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                                           Year              Year              Year         Oct. 13,1995
                                           Ended             Ended             Ended         (Inception)
                                         Dec. 31,          Dec. 31,          Dec. 31,        to Dec. 31,
                                            1998             1997              1996             1998
                                            ----             ----              ----             ----

INCOME

         Revenue                   $             0    $              0   $         2,708   $          2,708
         Debt Forgiveness
         (Note #7)                               0               8,632                 0              8,632
                                   ---------------    ----------------   ---------------   ----------------

         TOTAL INCOME              $             0    $          8,632   $         2,708   $         11,340
                                   ---------------    ----------------   ---------------   ----------------

EXPENSES

Operating Expenses                 $             0    $            294   $        35,706   $         39,340
                                   ---------------    ----------------   ---------------   ----------------

         TOTAL EXPENSES            $             0    $            294   $        35,706   $         39,340
                                   ---------------    ----------------   ---------------   ----------------

NET PROFIT(+)/LOSS(-)              $             0    $         +8,338   $       -32,998   $        -28,000
                                   ---------------    ----------------   ---------------   ----------------

Net Profit/Loss(-)
per weighted share
(Note #1)                          $           NIL    $         +.0031   $        -.0132   $         -.0120
                                   ---------------    ----------------   ---------------   ----------------

Weighted average
Number of common
shares outstanding                       2,500,000           2,500,000         2,500,000          2,500,000
                                   ---------------    ----------------   ---------------   ----------------



            The accompanying footnotes are an integral part of these
                              financial statements

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                       Additional         Accumu-
                                        Common          Stock            paid-in           lated
                                        Shares          Amount           Capital          Deficit
                                        ------          ------           -------          -------
Balance,
December 31, 1995                       85,000     $        85       $    33,915      $    -3,340

February 2, 1996
February 16, 1996
February 21, 1996
Issued For Cash                         18,750     $       +19       $    +7,481

August 27, 1996
Issued For Cash                        100,000            +100           +27,900

Net income year ended
December 31, 1996                                                                         -32,998

Balance,
December 31, 1996                      203,750     $       204       $    69,296      $   -36,338

January 17, 1997
Stock Rescission
Note #1                                -85,000             -85           -33,915
Note #1                                -18,750             -19            -7,481

January 17, 1997
Forward Stock Split
25:1                                 2,400,000          +2,400            -2,400

Net income year ended
December 31, 1997                                                                          +8,338

Balance,
December 31, 1997                    2,500,000     $     2,500       $    25,500      $   -28,000

Net loss year ended
December 31, 1998                                                                               0
                                   -----------     -----------       -----------      -----------

Balance,
December 31, 1998                    2,500,000     $     2,500       $    25,500      $   -28,000
                                   -----------     -----------       -----------      -----------

            The accompanying footnotes are an integral part of these
                              financial statements

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                                           Year              Year              Year          Oct.13,1995
                                           Ended             Ended             Ended         (Inception)
                                         Dec. 31,          Dec. 31,          Dec. 31,        to Dec. 31,
                                           1998              1997              1996             1998
                                           ----              ----              ----             ----

CASH FLOWS FROM
OPERATING ACTIVITIES

     Net Loss(-), Gain(+)              $         0      $         +8,338  $      -32,998  $        -28,000
Items Not Affecting
     Cash
     Depreciation                                0                     0          +7,619                 0
     Stock Rescission                            0                     0               0           -41,500

Changes in assets and
Liabilities

     Officers Advances                           0                    0          +32,645                 0
     Prepaid Expenses                            0                    0              -19                 0
     Notes Receivable                            0              -70,000                0           -70,000
     Notes Payable                               0              +57,738             +352           +70,000
                                       ---------------  ----------------  --------------- ----------------

NET CASH USED IN

OPERATING ACTIVITIES                   $         0      $        -3,924  $        +7,599  $        -69,500

CASH FLOWS FROM
INVESTING ACTIVITIES                             0                    0                0                 0
     Purchase of Assets                          0                    0          -39,175               0

CASH FLOWS FROM
FINANCING ACTIVITIES

     Issuance of Common
     Stock for Cash                              0                    0          +35,500           +69,500
                                       ---------------  ----------------  --------------- ----------------

Net Increase (decrease)
in Cash                                $         0      $        -3,924  $        +3,924  $              0

Cash,
Beginning of period                              0               +3,924                0                 0
                                       ---------------  ----------------  --------------- ----------------

Cash, End of period                    $         0      $             0  $         3,924  $              0
                                       ---------------  ----------------  --------------- ----------------


            The accompanying footnotes are an integral part of these
                              financial statements

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

           December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

         The Company was organized October 13, 1995, under the laws of the State of Nevada as Painted Desert Farms, Inc. The Company currently has no operations and in accordance with Statement of Financial Accounting Standards #7, "Accounting and Reporting by Development State Enterprises", is considered a development stage company.

         On October 13, 1995, the company issued 85,000 of its common shares for the contribution of four horses appraised at $34,000 or $0.016 per share.

         In February 1996, the Company received $7,500 in cash and issued 18,750 of its common shares at a value of $0.016 per share.

         On August 17, 1996, the Company issued 100,000 of its common shares for cash of $28,000.

         On January 17, 1997, at a special meeting of shareholders, the shareholders approved rescinding the 2,125,000 shares that had been issued on October 13, 1995, for the contribution of four horses to the Company (see above). It also rescinded the issuance of 18,750 shares issued in the February 1996 transaction of $7,500 (see above).

         On January 17, 1997, the Company approved a 25:1 forward stock split, thus increasing the total number of common shares outstanding from 100,000 shares to 2,500,000 shares.

         As of January 17, 1997, officers have loaned the Company $31,748 with zero interest (Note #6). On January 17, 1997, this debt was cancelled for $23,116 causing income for forgiveness of debt of $8,632 to the Company.

         On January 5, 1998, the Company changed its name to Third Millennium Software Corp.

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

           December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Use of Estimates

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

         Cash and Cash Equivalents

                   The Company considers all investments with a maturity or three months or less to be cash equivalents.

         Loss Per Share

                   Earnings per share are provided in accordance with Statement of Financial Accounting Standards No 128, "Earnings Per Share". Due to the Company's simple capital structure, with only common stock outstanding, only basic loss per share must be presented. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Income Taxes

                   Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expenses (benefit) results from the net change during the year of deferred tax assets and liabilities.

                   Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Accounting for Derivative Instruments and Hedging Activities

                   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and for Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Reporting on costs of start-up activities

                   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with initial adoption reported as the cumulative effect of a change in accounting principle. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

         Stock-based compensation

                  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" encourages but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, compensation costs for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee to required to pay for the stock.

         Comprehensive Income

                  In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS 130 had no impact on total shareholders' equity as of December 31, 1998.

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 3 - GOING CONCERN

                The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through a merger with an existing operating company.

NOTE 4 - NOTE RECEIVABLE

                On March 17, 1997, the Company received $70,000 from Ardrail Services, Ltd., as part of a loan agreement between the Company and Peat Moss International, Ltd. ("PMI"). These funds were used as a bridge financing for PMI prior to completion of a merger. The merger was subsequently not completed and the funds remained outstanding as a loan receivable.

NOTE 5 - NOTE PAYABLE

                The Company is liable for $70,000 to Ardrail Services, Ltd. For the funds advanced for the above-mentioned loan receivable (Note #11). On March 30, 1996, the Company purchased a horse trailer for $2,675.00. The Company made a cash down payment of $1,337.50. It financed the balance of $1,337.50 plus interest of $73.46 payable over 12 months at $117.58 per month. At December 31, 1996, there were three payments remaining.

NOTE 6 - OFFICER'S ADVANCES

                While the Company is seeking additional capital through a merger with and existing operating company, an officer of the Company has advanced funds on behalf of the Company to pay for any costs incurred by it. These funds are interest free. As of December 31, 1996, officers had advanced the company $35,378.00.

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 7 - INCOME TAXES

         The Company's total deferred tax asset is as follows:

                                                     Dec. 31, 1998   Dec. 31, 1997
                                                     -------------   -------------

                  Net operating loss                 $    28,000      $  28,000
                  Carry forward

                  Valuation Allowance                $   -28,000      $  -28,000

                The Company has a net operating loss carry forward of approximately $28,000 which expires between the years 2015 and 2017. The Company provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding reliability.

NOTE 8 - SUPPLIMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

                                                                 1998      1997       1996
                                                                  ----      ----       ----
Cash paid during the year for interest                              -         -          -
Cash paid during the year for income taxes                          -         -          -

There were no non-cash transactions for the years ended December 31, 1998, 1997 and 1996.

NOTE 9 - FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of note receivable and note payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

                         THIRD MILLENNIUM SOFTWARE CORP.
                      (Formerly Painted Desert Farms, Inc.)
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 10 - UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may incorrectly recognize the year 2000 as some other date, resulting in errors. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

NOTE 11 - SUBSEQUENT EVENTS

         The following events occurred subsequent to December 31, 1998:

          a) On April 6, 1999, the Company issued 2,750,000 common shares pursuant to a private placement for proceeds of $55,000 cash.

          b) The Company repaid $25,500 to Ardrail Services, Ltd. in settlement of the outstanding note payable (Note #5). Repayment of the balance of the note payable was forgiven creating a gain to the Company of $44,500.

To Whom It May Concern:                                       September 30, 1999

         The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of September 30, 1999, on the Financial Statements of Third Millennium Software Corp., as of December 31, 1998, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Barry L. Friedman
Certified Public Accountant

                                 BIDHIT.COM INC.
                    (FORMERLY THIRD MILLENIUM SOFTWARE CORP.)
                          (A DEVELOPMENT STAGE COMPANY)



                        CONSOLIDATED FINANCIAL STATEMENTS
                            (PREPARED BY MANAGEMENT)




                     SIX MONTH PERIOD ENDED JUNE 30, 1999

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Prepared by Management)


                                                                                                                   (Audited)
                                                                                                   June 30,     December 31,
                                                                                                       1999             1998
                                                                                                       ----             ----

ASSETS

CURRENT
  Cash and cash equivalents                                                                  $    3,297,517   $           -
  Accounts receivable                                                                                 2,317               -
  Prepaid expenses                                                                                   16,919               -
                                                                                             --------------   -------------

  Total current assets                                                                            3,316,753               -

NOTE RECEIVABLE (Note 3)                                                                                 -            70,000
CAPITAL ASSETS (Note 5)                                                                              16,438               -
DOMAIN NAME RIGHTS (Note 6)                                                                         552,078               -
SOFTWARE DEVELOPMENT COSTS (Note 7)                                                                  16,023               -
                                                                                             --------------   -------------

TOTAL ASSETS                                                                                 $    3,901,292   $       70,000

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT
  Due to shareholder                                                                         $      259,608   $           -
  Note payable (Note 4)                                                                                  -            70,000
                                                                                             --------------   --------------

   Total current liabilities                                                                        259,608           70,000
                                                                                             --------------   --------------


STOCKHOLDERS' EQUITY (Note 8)

  Common stock
     Authorized
       50,000,000 common shares with a par value of $0.001
     Issued and outstanding
       June 30, 1999 - 9,262,500 common shares
       December 31, 1998 - 125,000 common shares                                                      9,263              125
  Additional paid-in capital                                                                        973,737           27,875
  Share subscription funds received, net                                                          2,900,000               -
  Deficit accumulated during the development stage                                                 (158,316)              -
  Deficit                                                                                           (83,000)         (28,000)
                                                                                             --------------   --------------

TOTAL STOCKHOLDERS' EQUITY                                                                        3,641,684               -
                                                                                             --------------   -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                   $    3,901,292   $       70,000


              The accompanying notes are an integral part of these
                       consolidated financial statements.

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Prepared by Management)


                                 From Start of
                                   Development
                                         Stage
                                     on May 1,       Three Month      Three Month        Six Month       Six Month
                                       1999 to      Period Ended     Period Ended     Period Ended    Period Ended
                                      June 30,          June 30,         June 30,         June 30,        June 30,
                                          1999              1999             1998             1999            1998
                                          ----              ----             ----             ----            ----
REVENUE
    Sales commission                 $   3,204       $     3,204         $     --       $    3,204        $     --
                                     ---------       -----------         --------       ----------        --------


EXPENSES
    Amortization                         6,272             6,272               --            6,272              --
    Bad debt (Note 3)                       --                --               --           70,000              --
    Consulting fees                     34,847            34,847               --           34,847              --
    Depreciation                            46                46               --               46              --
    Directors fees                          --                --               --            5,000              --
    Legal fees                              --                --               --           15,000              --
    Listing and filing fees             13,919            13,919               --           13,919              --
    Marketing materials                 84,849            84,849               --           84,849              --
    Office and administration            2,850             2,850               --            2,850              --
    Professional fees                    8,103             8,103               --           17,603              --
    Salaries and bonuses                 9,110             9,110               --            9,110              --
    Website/internet fees                3,608             3,608               --            3,608              --
                                     ---------       -----------         --------       ----------        --------

                                       163,604           163,604               --          263,104              --
                                     ---------       -----------         --------       ----------        --------

OTHER ITEM
    Interest income                      2,084             2,084               --            2,084              --
                                     ---------       -----------         --------       ----------        --------

LOSS BEFORE EXTRAORDINARY ITEM        (158,316)         (158,316)              --         (257,816)             --

EXTRAORDINARY ITEM
    Gain on forgiveness of debt
       (net of tax) (Note 4)                --                --               --           44,500              --
                                     ---------       -----------         --------       ----------        --------

LOSS FOR THE PERIOD                  $(158,316)       $ (158,316)        $     --       $ (213,316)       $     --

BASIC AND DILUTED LOSS PER SHARE
    BEFORE EXTRAORDINARY ITEM $                            (0.04)              --       $    (0.13)       $     --

    EXTRAORDINARY ITEM                                        --             0.02              --
                                                     -----------         --------       ----------        --------

BASIC AND DILUTED LOSS PER SHARE                      $    (0.04)        $     --       $    (0.11)       $     --

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING                                        3,776,099          125,000       $1,960,635        $125,000

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Prepared by Management)


                                                                                          Deficit
                                                                                          Accumu-
                                                                                            lated
                                                                              Share    During the                       Total
                                   Common Stock            Additional     Subscrip-      Develop-                      Stock-
                             --------------------------       Paid-in         tions          ment                    holders'
                                   Shares       Amount       Capital      Received         Stage       Deficit        Equity
                             ------------- ------------ ------------- ------------- ------------- ------------- -------------

REVERSE STOCK SPLIT 20:1
 EFFECTIVE MAY 17, 1999
 (Note 8)

BALANCE, DECEMBER 31,

   1996                           254,688  $       254  $     69,246  $         -   $         -   $    (36,338) $     33,162

  January 17, 1997
     Stock Recision
         Note 1                  (106,250)        (106)      (33,894)           -             -             -        (34,000)
         Note 1                   (23,438)         (23)       (7,477)           -             -             -         (7,500)

  Income for the year                  -            -             -             -             -          8,338         8,338
                             ------------  -----------  ------------  ------------  ------------  ------------  ------------

BALANCE, DECEMBER 31,
  1997 AND 1998                   125,000          125        27,875            -             -        (28,000)           -

  Common stock issued
     for cash                   9,137,500        9,138       945,862            -             -             -        955,000

  Share subscriptions
     received                          -            -             -      2,900,000            -             -      2,900,000

  Loss for  the period                 -            -             -             -       (158,316)      (55,000)     (213,316)
                             ------------  -----------  ------------  ------------  ------------  ------------  ------------

BALANCE, JUNE 30, 1999          9,262,500  $     9,263  $    973,737  $  2,900,000  $   (158,316) $    (83,000) $  3,641,684


              The accompanying notes are an integral part of these
                       consolidated financial statements.

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS
(Prepared by Management)


                                                                  From Start of
                                                                    Development
                                                                          Stage
                                                                      on May 1,        Six Month        Six Month
                                                                        1999 to     Period Ended     Period Ended
                                                                       June 30,         June 30,         June 30,
                                                                          1999             1999             1998
                                                                          ----             ----             ----


CASH FLOWS FROM OPERATING ACTIVITIES
  Loss for the period                                          $      (158,316) $      (213,316)  $            -
  Items not involving cash outlay:
     Bad debt                                                               -            70,000                -
     Gain on settlement of debt                                             -           (44,500)               -
     Depreciation and amortization                                       6,318            6,318                -

  Changes in non-cash working capital items:
     Decrease in accounts receivable                                       957              957                -
     Increase in prepaid expenses                                      (16,919)         (16,919)               -
     Decrease in loan payable                                           (4,599)          (4,599)               -
     Decrease in accounts payable and accrued liabilities                 (110)            (110)               -
                                                               ---------------  ---------------   --------------

  Net cash used in operating activities                               (172,669)        (202,169)               -
                                                               ---------------  ---------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net cash acquired on acquisition of subsidiary                         1,655            1,655                -
  Domain name rights                                                  (300,000)        (300,000)               -
  Capital assets                                                       (15,704)         (15,704)               -
  Software development costs                                           (16,023)         (16,023)               -
                                                               ---------------  ---------------   --------------

  Net cash used in investing activities                               (330,072)        (330,072)               -
                                                               ---------------  ---------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Due to shareholder                                                       258              258                -
  Issuance of common stock                                             900,000          955,000                -
  Subscription funds received, net                                   2,900,000        2,900,000                -
  Note payable                                                              -           (25,500)               -
                                                               ---------------  ---------------   --------------

  Net cash provided by financing activities                          3,800,258        3,829,758                -
                                                               ---------------  ---------------   --------------

INCREASE IN CASH POSITION FOR THE PERIOD                             3,297,517        3,297,517                -

CASH AND EQUIVALENTS, BEGINNING OF PERIOD                                   -                -                 -
                                                               ---------------  ---------------   --------------

CASH AND EQUIVALENTS, END OF PERIOD                            $     3,297,517  $     3,297,517   $            -

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS (Note 12)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Prepared by Management)
JUNE 30, 1999

1.        HISTORY AND ORGANIZATION OF THE COMPANY

          The Company was organized October 13, 1995, under the laws of the State of Nevada, as Painted Desert Farms, Inc. The Company currently has no operations and, in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises", is considered a development stage company.

          On October 13, 1995, the company issued 106,250 of its common shares for the contribution of four horses appraised at $34,000 or $0.32 per share.

          In February 1996, the Company received $7,500 in cash and issued 23,438 of its common shares at a value of $0.32 per share.

          On August 17, 1996, the Company issued 125,000 of its common shares for cash of $28,000.

          On January 17, 1997, at a special meeting of shareholders, the shareholders approved rescinding the 106,250 shares that had been issued on October 13, 1995, for the contribution of four horses to the Company (see above). It also rescinded the issuance of 23,438 shares issued for the February 1996 transaction of $7,500 (see above).

          On January 17, 1997, the Company approved a 25:1 forward stock split, thus increasing the total number of common shares outstanding from 100,000 shares to 2,500,000 shares.

          As of January 17, 1997, stockholders had loaned the Company $31,748 with zero interest. On January 17, 1997, this debt was settled for $23,116 causing a gain on forgiveness of debt of $8,632 to the Company.

          On January 5, 1998, the Company changed its name to Third Millennium Software Corp.

          On May 17, 1999, the Company approved a 20:1 reverse stock split, thus decreasing the total number of shares from 5,250,000 issued and outstanding to 262,500 issued and outstanding common shares.

          On May 7, 1999, the Company changed its name to Bidhit.com Inc.

          On May 19, 1999, the Company acquired all of the issued and outstanding shares of Bidhit.com Inc. (Washington), a Washington corporation.

          On May 25, 1999, the Company issued 9,000,000 shares of common stock under Rule 504 of Regulation D of the Securities Act of 1933 for proceeds of $900,000.

          In the opinion of management, the accompanying consolidated financial statements contain all adjustments necessary (consisting only of normal recurring accruals) to present fairly the financial information contained therein. These statements do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the audited financial statements of the Company for the year ended December 31, 1998. The results of operations for the period ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

2.        ACCOUNTING POLICIES AND PROCEDURES

          PRINCIPLES OF CONSOLIDATION

          These consolidated financial statements include Bidhit.com Inc. (Nevada) and its wholly-owned subsidiary, Bidhit.com Inc. (Washington) ("BHcW"), which was incorporated in the state of Washington on May 19, 1999. All significant inter-company balances and transactions have been eliminated upon consolidation.

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Prepared by Management)
JUNE 30, 1999

2.       ACCOUNTING POLICIES AND PROCEDURES (cont'd.....)

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Actual results could differ from these estimates.

         LOSS PER SHARE

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

         CAPITAL ASSETS AND DEPRECIATION

         Capital assets will be recorded at cost less accumulated depreciation. The cost of capital assets is depreciated over the estimated useful lives, ranging from four to ten years, of the related assets.

         INCOME TAXES

         Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the year of deferred tax assets and liabilities.

         Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

         REPORTING ON COSTS OF START-UP ACTIVITIES

         In April 1998, the American Institute of Certified Public Accountant's issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with initial adoption reported as the cumulative effect of a change in accounting principle.

BIDHIT.COM INC.

(formerly Third Millenium Software Corp.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Prepared by Management)
JUNE 30, 1999

2.       ACCOUNTING POLICIES AND PROCEDURES (cont'd.....)

         CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

         SOFTWARE DEVELOPMENT

         The Company has adopted Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", as its accounting policy for internally developed computer software costs. Under SOP 98-1, computer software costs incurred in the preliminary development stage are expensed as incurred. Computer software costs incurred during the application development stage are capitalized and amortized over the software's estimated useful life of three years.

         REVENUE RECOGNITION

         The Company will be recognizing sales commission revenues as items are sold on its internet site and as collection of these amounts is reasonably assured.

         ADVERTISING COSTS

         The Company recognizes advertising expenses in accordance with Statement of Position 98-7, "Reporting on Advertising Costs". As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.

         DOMAIN RIGHTS

         The cost of domain name rights are amortized over 10 years from the date of commencement of operations.

         STOCK-BASED COMPENSATION

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

         COMPREHENSIVE INCOME

         In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS 130 had no impact on total stockholders' equity as of June 30, 1999.

3.       NOTE RECEIVABLE

         On March 17, 1997, the Company received $70,000 from Ardrail Services Ltd., as part of a loan agreement between the Company and Peat Moss International Ltd. ("PMI"). These funds were advanced to PMI as bridge financing prior to completion of a merger. The merger was subsequently not completed and the funds remained outstanding as a loan receivable. Continued communications and correspondence with PMI indicate that the loan will not be repaid. The Company has made every effort to collect the loan and deemed the loan to be uncollectible. During the period, loss has been recorded for the full amount of the loan receivable.

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Prepared by Management)
JUNE 30, 1999

4.       NOTE PAYABLE

         The Company is liable for $70,000 payable to Ardrail Services Ltd., for the funds advanced for the loan receivable mentioned in Note 3. During the period, the Company repaid $25,500 to Ardrail Services Ltd. as settlement of the outstanding payable. Repayment of the balance of the loan payable has been forgiven creating a gain on forgiveness of debt.

5.       CAPITAL ASSETS

                                                                                                     Net Book Value
                                                                                           ----------------------------------
                                                                                                                    (Audited)

                                                                               Accumulated          June 30,     December 31,
                                                                      Cost    Depreciation              1999             1998
                                                         -----------------   -------------  ----------------   --------------
               Office furniture and equipment           $           16,484   $          46   $        16,438   $           -

6.       DOMAIN NAME RIGHTS


                                                                                                                    (Audited)
                                                                               Accumulated          June 30,     December 31,
         Domain name                                                  Cost    Amortization             1999              1998
         -----------                                     -----------------   -------------  ----------------   --------------
         Bidhit.com                                      $         558,350   $      (6,272) $       552,078    $           -
                                                         =================   =============  ===============    =============


         The cost of the domain name rights will be amortized over 10 years from the date of commencement of operations.

7.       SOFTWARE DEVELOPMENT COSTS

         Software development costs of $16,023 (December 31, 1998 - $Nil) represent amounts incurred to develop the Company's portal website.

8.       STOCKHOLDERS' EQUITY

         REVERSE STOCK SPLIT

         On May 17, 1999, the Company implemented a 20:1 reverse stock split (Note 1). The consolidated statements of changes in stockholders' equity has been restated to give retroactive recognition of the reverse stock split for all periods presented by reclassifying from common stock to additional paid-in capital the par value of consolidated shares arising from the split. In addition, all references to number of shares and per share amounts of common stock have been restated to reflect the stock split.

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Prepared by Management)
JUNE 30, 1999

8.       STOCKHOLDERS' EQUITY (cont'd.....)

         COMMON STOCK

         In connection with a private placement offering made in April 1999, the Company issued 137,500 shares of common stock under Rule 504 Regulation D of the Securities Act of 1933 for proceeds of $55,000.

         In connection with a private offering made in May 1999, the Company issued 9,000,000 shares of common stock under Rule 504 of Regulation D of the Securities Act of 1933 for proceeds of $900,000.

9.       BUSINESS COMBINATION

         Pursuant to a share exchange agreement, the Company purchased all of the issued and outstanding shares of BHcW in consideration for $300,000 in cash and 926,250 common shares of the Company at a deemed value of $259,350. As at June 30, 1999, the above shares have not been issued.

         The total purchase price of $559,350 has been allocated as follows:

          Cash                                                                               $       1,655
          Accounts receivable                                                                        3,274
          Capital assets                                                                               780
          Domain name                                                                              558,350
          Accounts payable and accrued liabilities                                                    (110)
          Loan payable, shareholder                                                                 (4,599)
                                                                                             -------------
                                                                                             $     559,350
                                                                                             =============

         The 926,250 common shares to be issued pursuant to the share exchange agreement were deemed to have a value of $0.28 per share, based on the closing market value quotation of the shares on the date of acquisition.

10.      PRO-FORMA FINANCIAL INFORMATION

         A pro-forma combined balance sheet has not been provided, as these statements already reflect the business combination described above. Had the acquisition occurred at the beginning of the periods ended December 31, 1998 and June 30, 1999, the loss for the periods would be $55,835 and $234,962, respectively.

         The $55,835 pro-forma loss for the year ended December 31, 1998, consists entirely of the amortization of the domain name for the year, obtained upon acquisition of BHcW. The $234,962 pro-forma loss for the period ended June 30, 1999 includes a loss of $118,127 for the Company, a loss of $95,189 for BHcW, and $21,646 for the amortization of the domain name for the six month period.

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Prepared by Management)
JUNE 30, 1999

11.      INCOME TAXES

         The Company's total deferred tax asset is as follows:

                                                                                                                   (Audited)
                                                                                                  June 30,     December 31,
                                                                                                      1999             1998
                                                                                                      ----             ----

          Net operating loss carryforward                                                    $      36,197    $       4,200
          Valuation allowance                                                                      (36,197)          (4,200)
                                                                                             -------------    -------------

                                                                                             $          -     $          -

         The Company has a net operating loss carryforward of approximately $241,316 which expires between the years 2002 and 2006. The Company provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability.

12.      SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

                                                                                                  June 30,         June 30,
                                                                                                      1999             1998
                                                                                                      ----             ----

          Cash paid for income taxes                                                         $          -     $          -
          Cash paid for interest                                                                        -                -

         The following non-cash transactions occurred during the six month period ended June 30, 1999:

         The Company acquired BHcW for a purchase price of $559,350, of which $300,000 was paid in cash and $259,350 was included in due to shareholder at the end of the period.

         There were no non-cash transactions for the six month periods ended June 30, 1999 and 1998.

13.      FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash, accounts receivable, due to shareholder and subscription funds received. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

14.      UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may incorrectly recognize the year 2000 as some other date, resulting in errors. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

BIDHIT.COM INC.
(formerly Third Millenium Software Corp.)

(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Prepared by Management)
JUNE 30, 1999

15.      SUBSEQUENT EVENTS

         The following transactions occurred subsequent to June 30, 1999:

         a) The Company issued 600,000 shares of common stock for proceeds of $2,900,000, which is net of share issuance costs of $100,000.

         b) The Company issued 926,250 shares of common stock, pursuant to the share exchange agreement described in Note 9 above.

                          BIDHIT.COM INC. (WASHINGTON)
                          (A DEVELOPMENT STAGE COMPANY)


                              FINANCIAL STATEMENTS


                                  JUNE 30, 1999

--------------------------------------------------------------------------------
DAVIDSON & COMPANY      Chartered Accountants     A Partnership of Incorporated
                                                                   Professionals
--------------------------------------------------------------------------------





                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of BidHit.Com Inc. (Washington)
(A Development Stage Company)


We have audited the balance sheet of BidHit.Com Inc. (Washington) as at June 30, 1999 and the statements of operations, changes in stockholders' equity and cash flows for the period from incorporation on May 19, 1999 to June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BidHit.Com Inc. (Washington) as at June 30, 1999 and the results of its operations, changes in its stockholders' equity and its cash flows for the period from incorporation on May 19, 1999 to June 30, 1999 in conformity with generally accepted accounting principles.




                                                    "DAVIDSON & COMPANY"


Vancouver, Canada                                         Chartered Accountants

September 16, 1999

                   A Member of Accounting Group International

    Suite 1200, Stock Exchange Tower, 609 Granville Street, P.O. Box 10372,
                 Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
                   Telephone (604) 687-0947 Fax (604) 687-6172

BIDHIT.COM INC. (WASHINGTON)
BALANCE SHEET
AS AT JUNE 30, 1999





ASSETS

CURRENT

  Cash                                                                                                        $    3,296,832
  Accounts receivable                                                                                                  2,317
  Prepaid expenses                                                                                                    16,919
                                                                                                              --------------

                                                                                                                   3,316,068

CAPITAL ASSETS (NOTE 3)                                                                                               16,438

SOFTWARE DEVELOPMENT COSTS (NOTE 4)                                                                                   16,023
                                                                                                              --------------

TOTAL ASSETS                                                                                                  $    3,348,529
============================================================================================ ================ ================


LIABILITIES AND STOCKHOLDERS' EQUITY


DUE TO PARENT                                                                                                 $    3,442,460

LOAN PAYABLE, STOCKHOLDER                                                                                                258
                                                                                                              --------------
                                                                                                                   3,442,718
                                                                                                              --------------

STOCKHOLDERS' EQUITY
  Common stock, no par value
       Authorized
                100  common shares
       Issued and outstanding
                100  common shares                                                                                     1,000
  Deficit accumulated during the development stage                                                                   (95,189)
                                                                                                              --------------
                                                                                                                     (94,189)
                                                                                                              --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                                    $    3,348,529
============================================================================================ ================ ================







   The accompanying notes are an integral part of these financial statements.

BIDHIT.COM INC. (WASHINGTON)
STATEMENT OF OPERATIONS
PERIOD FROM INCORPORATION ON MAY 19, 1999 TO JUNE 30, 1999




REVENUE

    Sales commissions                                                                                         $         3,204
                                                                                                              ---------------


EXPENSES
    Advertising and marketing                                                                                          64,849
    Depreciation                                                                                                           46
    Office supplies                                                                                                     1,752
    Professional fees                                                                                                  18,100
    Rent                                                                                                                2,804
    Telephone                                                                                                             208
    Wages and salaries                                                                                                  9,110
    Website, internet fees                                                                                              3,608
                                                                                                              ---------------

                                                                                                                      100,477
                                                                                                              ---------------

LOSS BEFORE OTHER ITEM                                                                                                (97,273)
                                                                                                              ---------------

OTHER ITEM
    Interest income                                                                                                     2,084
                                                                                                              ---------------

LOSS FOR THE PERIOD                                                                                           $       (95,189)
============================================================================================ ================ ================











   The accompanying notes are an integral part of these financial statements.

BIDHIT.COM INC. (WASHINGTON)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
PERIOD FROM INCORPORATION ON MAY 19, 1999 TO JUNE 30, 1999



                                                                                                   Deficit
                                                                                               Accumulated
                                                                                                    During
                                                                                                       the            Total
                                                                   Common Stock                Development    Stockholders'
                                                          ---------------- ---------------
                                                                   Shares          Amount            Stage           Equity
                    ------------------------------------- ---------------- --------------- ---------------- ----------------
                    ------------------------------------- ---------------- --------------- ---------------- ----------------
                    BALANCE, MAY 19, 1999                           -      $           -   $           -    $           -

                        Shares issued for cash                       100            1,000              -             1,000

                        Loss for the period                           -                -          (95,189)         (95,189)
                                                          --------------   --------------  --------------   --------------

                    BALANCE, JUNE 30, 1999                           100   $        1,000  $      (95,189)  $      (94,189)
                    ===================================== ================ =============== ================ ================






   The accompanying notes are an integral part of these financial statements.

BIDHIT.COM INC. (WASHINGTON)
STATEMENT OF CASH FLOWS
PERIOD FROM INCORPORATION ON MAY 19, 1999 TO JUNE 30, 1999




CASH FLOWS FROM OPERATING ACTIVITIES

    Loss for the period                                                                                       $       (95,189)
    Item not affecting cash:
       Depreciation                                                                                                        46

    Changes in non-cash working capital items:
       Increase in accounts receivable                                                                                 (2,317)
       Increase in prepaid expenses                                                                                   (32,942)

    Net cash used in operating activities                                                                            (130,402)
                                                                                                              ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of capital assets                                                                                        (16,484)
                                                                                                              ---------------
    Net cash used in investing activities                                                                             (16,484)
                                                                                                              ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Issuance of common stock                                                                                            1,000
    Due to parent                                                                                                   3,442,460
    Loan payable, stockholder                                                                                             258
                                                                                                              ---------------

    Net cash provided by financing activities                                                                       3,443,718
                                                                                                              ---------------


INCREASE IN CASH POSITION FOR THE PERIOD                                                                            3,296,832


CASH POSITION, BEGINNING OF PERIOD                                                                                         -
                                                                                                              ---------------

CASH POSITION, END OF PERIOD                                                                                  $     3,296,832
============================================================================================ ================ ================

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

    Cash paid for income taxes                                                                                $            -
    Cash paid for interest                                                                                                 -
============================================================================================ ================ ================

There were no non-cash transactions during the period.





   The accompanying notes are an integral part of these financial statements.

BIDHIT.COM INC. (WASHINGTON)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1999


1.       HISTORY AND ORGANIZATION OF THE COMPANY

         The Company was organized on May 19, 1999, under the laws of the State of Washington. The Company issued 100 of its common shares at a total deemed value of $1,000.

         The Company is an internet service provider that has developed an interactive online auction house business. Through the Company's website located at www.BidHit.com, the Company operates a live internet auction which retails computers and consumer electronics.


2.       ACCOUNTING POLICIES AND PROCEDURES

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

        CASH AND CASH EQUIVALENTS

        The Company considers all investments with a maturity of three months or less to be cash equivalents.

        INCOME TAXES

        Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) results from the net change during the year of deferred tax assets and liabilities.

        Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

        REPORTING ON COSTS OF START-UP ACTIVITIES

        In April 1998, the American Institute of Certified Public Accountant's issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with initial adoption reported as the cumulative effect of a change in accounting principle.

BIDHIT.COM INC. (WASHINGTON)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1999


2.      SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

        COMPREHENSIVE INCOME

        The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS 130 had no impact on total stockholders' equity as of June 30, 1999.

        STOCK-BASED COMPENSATION

        Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

        SOFTWARE DEVELOPMENT

        The Company has adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", as its accounting policy for internally developed computer software costs. Under SOP 98-1, computer software costs incurred in the preliminary development stage are expensed as incurred. Computer software costs incurred during the application development stage are capitalized and amortized over the software's estimated useful life.

        CAPITAL ASSETS

        Capital assets will be recorded at cost less accumulated depreciation. The cost of capital assets is depreciated over the estimated useful life of four to ten years on a straight-line basis of the related assets.

        REVENUE RECOGNITION

        The Company will be recognizing sales commission revenues as items are sold on its internet site.

        ADVERTISING COSTS

        The Company recognizes advertising expenses in accordance with Statement of Position 98-7, "Reporting on Advertising Costs". As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.

3.       CAPITAL ASSETS

---------------------------------------------------------------------- --------------- -------------- ---------------

                                                                                          Accumulated        Net Book
                                                                                  Cost   Depreciation           Value
---------------------------------------------------------------------- --------------- -------------- ---------------

Office furniture and equipment                                         $       16,484  $           46 $       16,438
====================================================================== =============== ============== ===============

BIDHIT.COM INC. (WASHINGTON)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1999


4.       SOFTWARE DEVELOPMENT COSTS

         Software development costs of $16,023 represent amounts incurred to develop the Company's portal website.


5.       INCOME TAXES

         To date, the Company has $95,189 of operating losses available to reduce future income taxes payable. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements. These losses expire in 2008.


6.       FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash, accounts receivable, due to parent and loan payable, stockholder. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.


7.       UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may incorrectly recognize the year 2000 as some other date, resulting in errors. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.